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                                                            Exhibit No. (10)(ii)

                        GREAT LAKES CHEMICAL CORPORATION
                           DEFERRED COMPENSATION PLAN
                 (AMENDED AND RESTATED EFFECTIVE JANUARY 1,1997)

1.       PURPOSE

         The purpose of the Great Lakes Chemical Corporation Deferred Compensation Plan (the "Plan") is to provide an opportunity for certain employees of Great Lakes Chemical Corporation (the "Company"), to elect to defer all or part of the compensation payable by the Company on account of service rendered in the employ of the Company ("Compensation"). The Plan is intended as a means of maximizing the effectiveness and flexibility of compensation arrangements, and as an aid in attracting and retaining individuals of outstanding abilities for employment as Executives with the Company.

2.       EFFECTIVE DATE

         The Plan was originally effective with respect to Compensation paid for services performed after March 1, 1994. Certain employees have previously deferred Compensation that was payable for services rendered prior to the adoption of the Plan. With respect to such Deferred Compensation, the Plan memorializes the understanding between the Company and the Participant. This amendment and restatement of the Plan is effective for services rendered on or after January 1, 1997. Election made to defer Compensation for services prior to January 1, 1997 shall be governed by the terms of the Plan then in effect, unless subsequent payment elections are made as provided therein.

3.       PLAN ADMINISTRATION

         The Plan will be administered by the Board of Directors of the Company (the "Board"), which shall be authorized to interpret the Plan, to adopt rules and practices concerning the administration of the Plan, to resolve questions concerning eligibility for participation, and to delegate all or any portion of its authority hereunder to a committee of the Board, or to designated officers or employees of the Company. The Board's interpretations and construction thereof, and actions hereunder, including any valuation of accounts, or determination of amounts or recipients of any payment hereunder, shall be binding and conclusive on all persons for all purposes. The expense of administering the Plan shall be borne by the Company and shall not be charged against amounts payable hereunder. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith.

4.       ELIGIBILITY

         Any officer or key employee of the Company to whom participation herein is offered by the Board (each such individual hereinafter referred to as an "Executive") is eligible to participate
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in the Plan. Any such Executive shall be a participant in the Plan
("Participant") as of the effective date of his or her first election to defer Compensation in accordance with Section 5 hereof, and his or her status as a Participant shall continue until the date of the last payment pursuant to
Section 7 hereof.

5.        ELECTION TO DEFER

         (a) In General. Each Executive shall be entitled to make an irrevocable election (a "Deferral Election") to defer receipt of some or all of Compensation otherwise payable to him or her after the date of such election. Such election shall continue in effect for the period set forth therein until the Executive delivers to the Board a written revocation or modification of such election with respect to the Compensation that relates to services to be performed and are payable thereafter. Compensation with respect to which a Deferral Election has been made (and shall not have been revoked) shall be referred to hereinafter as "Deferred Compensation".

         (b) Manner of Election. Deferral Elections shall be made only with respect to such amounts of Compensation as the Board shall in its sole discretion determine. Deferral Elections shall be made in accordance with such rules and procedures on such form(s) as the Board may prescribe, provided that each Deferral Election shall set forth the amount to be deferred, expressed either as a stated dollar amount or as a percentage of Compensation to be payable, and may be made separately with respect to base pay and to the annual bonus. All Deferral Elections must be made before the calendar year for which the Compensation is payable; provided, however, that in the first year in which an executive becomes eligible to participate in the Plan, the newly eligible Executive may make the applicable Deferral Election for services to be formed subsequent to such election within thirty (30) calendar days after the date on which such Executive becomes eligible. Any Deferral Elections made after the times specified in this Section 5(b) shall be effective for the following calendar year. Each Deferral Election shall remain effective for all subsequent calendar years unless and until revoked.

         (c) Designation of Beneficiary. Participants shall designate in writing, in accordance with such rules and procedures as the Board may prescribe, the beneficiary or beneficiaries who are to receive the Participant's Deferred Compensation Account in the event of the Participant's death.

6.        RECORDS AND CREDITING OF DEFERRED AMOUNTS

         (a) In General. The Company shall credit to a memorandum account for the benefit of the Participant (his or her "Deferred Compensation Account") the amount of any Deferred Compensation as of the date such Compensation would otherwise have been payable to the Participant.

         (b) Valuation of Account. Each Participant's Deferred Compensation Account shall be valued each calendar quarter; it shall be increased by any Deferred Compensation credited to the account, decreased by any distribution made to the Participant from the account and credited with earnings based on 90% of the prime rate of Chase Manhattan Bank as of the last business
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day of each calendar quarter, or at such other rate as may be adopted from time to time by the Board. A change in the rate credited under this Plan shall not require an amendment to this Plan.

         (c) Unsecured Obligations. The obligation of the Company to make payments of amounts credited to the Participant's Deferred Compensation Account shall be a general obligation of the Company, and such payments shall be made from general assets and property of the Company. The Participant's relationship to the Company under the Plan shall be only that of a general unsecured creditor and neither this Plan nor any agreement entered into hereunder or action taken pursuant hereto shall create or be construed to create a trust or fiduciary relationship of any kind.

         (d) The credits in Deferred Compensation Accounts are bookkeeping entries only, and do not represent actual assets or cash. The Company shall furnish each Participant with quarterly statements of activity and balances in his or her Deferred Compensation Account.

         (e) Vesting of Deferred Compensation Account. A Participant shall be one hundred. percent (100%) vested in his or her Deferred Compensation Account.

7.       PAYMENT OF DEFERRED COMPENSATION ACCOUNT

         (a) In General. No withdrawal or payment shall be made from the Participant's Deferred Compensation Account except as provided in this Section 7.

         (b) Payment Options. The value of a Participant's Deferred Compensation Account shall be payable under two alternative options, at the election of the Participant, as follows:

         [OPTION ONE: in cash as a single sum payment as soon as practicable following January 1 of the calendar year following the calendar year in which the Participant separated from service, or in the case of a Participant who is or was a covered employee within the meaning of Section 1 62(m)(3) of the Internal Revenue Code as of the later of the date described above or as soon as practicable following January 1 after such Participant is no longer characterized as a covered employee.]

         [OPTION TWO: in annual installments over 10 years, provided, however, that the Board in its sole and absolute discretion may elect at any time after a Participant separates from service to distribute the remaining balance in the Participant's Deferred Compensation Account in a single sum in full settlement, payments shall be payable annually and shall commence as soon as practicable following January 1 of the calendar year following the calendar year in which the Participant separated from service, or in the case of a Participant who is or was a covered employee within the meaning of Section 162(m)(3) of the Internal Revenue Code as of the later of the date described above or as soon as practicable following the January 1 after such Participant is no longer characterized as a covered employee.]

         (c) Election of Payment Options. Each Participant shall make an election in respect of payments from his or her Deferred Compensation Account (a "Payment Election"). Payment Elections shall be effective on the beginning of the calendar year commencing at least one year
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after the election is made; provided, however, that in the first year in which an Executive becomes eligible to participate in the Plan, the newly eligible Executive may make the Payment Election within thirty (30) calendar days after the date on which such Executive becomes eligible, which election shall become effective immediately. Any Payment Election made after the time specified in this Section 7(c) shall be effective beginning the calendar year commencing at least one year after the Payment Election is made. Each Payment Election shall remain effective unless and until revoked or amended. Subject to the foregoing, Payment Elections shall be made on such form(s) as the Board may prescribe. In the absence of an Effective Payment Election, the Executive shall be deemed to have elected Option One pursuant to Section 7(b).

         (d) The Payment Date. The Payment Date for payment from the Deferred Compensation Account shall commence on the date as provided in Section 7(b). The amount of each installment elected under Option Two in Section 7(b) shall be equal to the quotient obtained by dividing the Participant's account balance as of the date of such installment payment by the number of installment payments remaining to be made to such Participant at the time of calculation. The remaining balance of the Deferred Compensation Account shall earn interest at the rate specified in Section 6(b) until paid.

         (e) Acceleration for Hardship. The Board in its sole discretion may accelerate payments of amounts credited to a Participant's Deferred Compensation Account if requested to do so and if the requirements of this paragraph (e) are met. Such acceleration may occur only in the event of unforeseeable financial emergency or severe hardship from one or more recent events beyond the control of the Participant and is limited to the amount deemed reasonably necessary to satisfy the emergency or hardship. Payments may not be made to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause a severe financial hardship), or (iii) by cessation of participation in the Plan.

         (f) Death of Participant. In the event that a Participant shall die at any time prior to distribution of his or her Deferred Compensation Account, the unpaid balance of the Participant's Deferred Compensation Account shall be paid in a lump sum to the Participant's designated beneficiary or beneficiaries (or, in absence of such designation, to his or her heirs in accordance with his or her last will and testament or, in the absence of a will, by the laws of intestate succession).

         (g) Disability of Participant. In the event of Disability of a Participant before attainment of age 65 and prior to termination of service, a Disabled Participant may petition the Board to receive a benefit equal to the remaining balance, if any, of the Participant's Deferred Compensation Account determined under Section 6(b). Such benefit shall be payable pursuant to elections made by the Participant in the manner provided in Section 7(b). Such benefit shall be paid until the earliest of the following events: (i) there is no longer any balance in the Participant's Deferred Compensation Account; (ii) the Participant ceases to be a Disabled Participant and resumes employment with the Company; or (iii) the Participant dies. Disability benefits shall be treated as distributions from the Participant's Deferred Compensation Account.
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         For purposes of this paragraph (g), "Disability" means a condition, as determined by the Board, that totally and continuously prevents the Participant, for at least six consecutive months, from engaging in an "occupation" for compensation or profit. During the first twenty-four (24) months of total disability, "occupation" means the Participant's occupation at the time the disability began. After that period, "occupation" means any occupation for which the Participant is or becomes reasonably fitted by education, training or experience.

8.        EFFECT OF CHANGE IN CONTROL

         If a single individual or entity acquires or offers to acquire more than fifty percent of the outstanding stock of the Company, or if all or substantially all of the assets of the Company are transferred (or the Company agrees to transfer all or substantially all of its assets) to another entity by way of a sale, merger, consolidation or other means (a "change in control"), the entire unpaid balance of each Deferred Compensation Account then maintained by the Company shall be paid in a lump sum to the Participant within 30 days after the change in control

9.       INTERESTS NOT TRANSFERABLE

         Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the person entitled to the benefit under the terms of the Plan and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to benefits payable hereunder shall be void. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any person entitled to benefits hereunder. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge, or otherwise encumber his benefits under this Plan, or if by reason of his bankruptcy or other event happening at any time, such benefit would devolve upon any other person or would not be enjoyed by the person entitled hereto under the Plan, the Board, in its sole and absolute discretion, may terminate the interest in any such benefits of the person entitled thereof under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan in such manner as the Board may deem proper.

10.      DESIGNATION OF BENEFICIARIES

         Each Participant shall have the right to designate in writing, in accordance with such rules and procedures as the Board may prescribe, the beneficiary or beneficiaries who are to receive the payments from his or her Deferred Compensation Account in the event of the Participant's death.

11.      BINDING PROVISIONS

         All of the provision of this Plan shall be binding upon all persons who shall be entitled to any benefits hereunder and their heirs and personal representatives. The Plan shall be binding
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upon and inure to the benefit of the Company, its successors and assigns and the
Participant and his heirs, executors, administrators and legal representatives.

12        INCAPACITY

         If the Board shall find that any person to whom any payment is payable under the plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be made to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Board to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Board may determine. Any such payment shall be a complete discharge of the liabilities of the Company under the plan.

13.       CONTINUED EMPLOYMENT

         Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of the Company as an executive or in any other capacity.

14.      CLAIMS FOR BENEFITS PROCEDURE

         (a) Claims for Benefits Procedure. Any claim for benefits under the Plan shall be made in writing to any member of the Board. If such claim for benefit is wholly or partially denied by the Board, the Board shall, within a reasonable period of time, but not later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

                                    (i)      The specific reason or reasons for
                                             denial of the claim; (ii) A
                                             reference to the relevant Plan
                                             provisions upon which the denial is
                                             based;

                                    (iii)    A description of any additional
                                             material or information necessary
                                             for the claimant to perfect the
                                             claim, together with an explanation
                                             of why such material or information
                                             is necessary; and

                                    (iv)     an explanation of the Plan's claim
                                             review procedure.

If no such notice is provided, the claim shall be deemed granted.

         (b) REQUEST FOR REVIEW of a Denial of a Claim for Benefits. Upon the receipt by the claimant of written notice of denial of the claim, the claimant may within ninety (90) days file a written request to the Board, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Board. In connection with the claimant's appeal of the denial of his claim, he may review relevant documents and may submit issues and comments in writing.

         (c) Decision Upon Review of Denial of Claim for Benefits. The Board shall render a decision on the claim review promptly, but no more than sixty
(60) days after the receipt of the
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claimant's request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case, the sixty (60) day period shall be extended to one hundred-twenty (120) days. Such decision shall:

                  (i)      Include specific reasons for the decision;
                  (ii) Be written in a manner to be understood by the claimant; and
                  (iii) Contain specific references to the relevant Plan provisions upon which the decision is based.

15.      WITHHOLDING TAXES.

         To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. At the discretion of the Board, such arrangements may include relinquishment of a portion of such benefit. The Company and any Participant or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

16.      CONTROLLING LAW.

The Plan shall be construed in accordance with and governed by the law of the State of Indiana.

17.       AMENDMENT AND TERMINATION

         (a) Amendment. The Plan may be amended in whole or in part by the Board at any time. Notice of any such amendment shall be given in writing to the Board and to each Participant and each Beneficiary of a deceased Participant. No amendment shall decrease the value of a Participant's Deferred Compensation Account, the benefits to which a Participant may be entitled under Section 7 or other benefit entitlements existing prior to any such amendment.

         (b) Company's Right to Terminate. The Company reserves the sole right to terminate the Plan and/or any Agreement pertaining to the Participant at any time after the Plan Effective Date. In the event of any such termination, the Participant shall be entitled to a Deferred Benefit equal to the amount of his Deferred Compensation Account determined under Section 6(a) and payable in accordance with Section 7.

         IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers as of the date first above written.

                                      By: _____________________________________

                                      Date: ___________________________________


__________________________________
Secretary